Exhibit 99.1

ORBCOMM TO ACQUIRE PAR TECHNOLOGY SUBSIDIARY,

PAR LOGISTICS MANAGEMENT SYSTEMS

- PAR Technology to Focus on Hospitality and Government -

- Strengthens ORBCOMM’s Market Leadership in Providing Transport Solutions and Ability to

Deliver Advanced Products to a Broader Customer Base –

Fort Lee, NJ; New Hartford, NY—December 28, 2011—ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, and PAR Technology Corporation (NYSE: PAR), a leading provider of hospitality technology and services, today announced that they have entered into a definitive agreement under which ORBCOMM will acquire the assets of PAR’s subsidiary, PAR Logistics Management Systems (PAR LMS). PAR LMS is a leading provider of advanced solutions for monitoring transport assets and cargo in the transportation and distribution industries.

“The addition of PAR LMS’s customer base and advanced technology platform strengthens ORBCOMM’s foundation of value-added services and our ability to offer the most advanced products in the fast-growing telematics industry,” said Marc Eisenberg, CEO of ORBCOMM. “We expect to offer customers increased features, higher levels of integration and increased scale by adding PAR LMS to our portfolio of leading edge businesses. We look forward to welcoming PAR LMS’s employees and customers to ORBCOMM,” said Eisenberg.

“We are pleased with this agreement, which comes at the end of a thorough review and sale process. The decision to sell PAR LMS resulted from our board’s evaluation over the past year of various strategic alternatives to position the company for long-term growth. Focusing on the core businesses will benefit customers and shareholders and the sale of PAR LMS is an important step forward to unlocking the intrinsic value of PAR’s underlying assets,” said Paul B. Domorski, PAR Chairman and CEO. “ORBCOMM’s proven experience in the telematics industry; cutting-edge technology resources and breadth of global data communications services will significantly benefit PAR LMS’s current customers.”

Under the terms of the transaction, ORBCOMM will acquire PAR LMS for approximately $6 million at closing, comprised of cash and common stock, plus the potential of up to $4 million in additional consideration based on achieving specific sales targets. The transaction is expected to close in mid-January 2012, subject to customary closing conditions. The transaction will add to ORBCOMM’s revenue growth and is expected to be accretive to ORBCOMM’s important operating metric, adjusted EBITDA, by the end of 2012. ORBCOMM expects to realize benefits and synergies from the combined businesses in service delivery, device manufacturing, and other operating costs.

The acquisition of PAR LMS adds new vertical markets to ORBCOMM and will enhance ORBCOMM’s leadership position in providing efficiency, predictability and quality to cold chain management. The combined platform supports ORBCOMM’s growth strategy by expanding its satellite, terrestrial and dual-mode offerings and advancing sales growth in these attractive business segments. PAR LMS adds strategic channel relationships, a broad customer base and a strong technology platform. ORBCOMM plans to extend its services directly to PAR LMS’s customers as well as leverage improved economies of scale in manufacturing and service delivery. This acquisition follows ORBCOMM’s purchase of StarTrak in May 2011, also in the transportation solutions sector.

Raymond James acted as financial advisors to ORBCOMM in this transaction. Needham & Company, LLC acted as financial advisor to PAR Technology Corporation in this transaction.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, Asset Intelligence (a division of I.D. Systems, Inc.), Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. ORBCOMM-based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. Through its recently acquired StarTrak Information Technologies, LLC subsidiary, ORBCOMM is an innovator and leading provider of tracking, monitoring and control services for the refrigerated transport market. Under its ReeferTrak® and GenTrakTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated transport assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

About PAR Technology Corporation

PAR Technology Corporation’s stock is traded on the New York Stock Exchange under the symbol PAR. PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years. PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains. PAR also offers hotel management systems that provide a complete suite of powerful tools for guest management, recreation management, and timeshare/condo management. PAR provides the spa industry a leading management application that was specifically designed to support the unique needs of the resort spa and day spa markets, a rapidly growing hospitality segment. PAR solutions also can be found in retailers, cinemas, cruise lines, stadiums and food service companies as well as being a leader in providing computer-based system design and engineering services to the Department of Defense and various Federal Agencies. Visit www.partech.com for more information.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond ORBCOMM or PAR’s control, that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to the risks described in our respective filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more detail on these and other risks, please see the “Risk Factors” section in our respective annual reports on Form 10-K for the year ended December 31, 2010.

Contacts

Investor Inquiries:	Media Inquiries:
Mike Rindos	Jennifer Lattif Stroud
VP, Strategic Development and Investor Relations	Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6505	212-371-5999
rindos.michael@orbcomm.com	jcl@abmac.com

Christopher R. Byrnes

VP, Business & Financial Relations

PAR Technology Corporation

315-738-0600 ext. 6226

cbyrnes@partech.com